Exhibit 5.2

525 W. Monroe Street
Chicago, IL 60661-3693
+1.312.902.5200 tel
katten.com

April 9, 2026

Digi Power X Inc. 110 Yonge Street, Suite 1601 Toronto, Ontario, M5C 1T4, Canada

Re:	Digi Power X Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special U.S. counsel to Digi Power X Inc., a corporation organized under the Business Corporations Act (British Columbia) (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), with respect to the registration by the Company (1) of 1,293,746 SV Shares (as defined hereinafter) for resale by the Investors (as hereinafter defined) consisting of (a) 501,788 SV Shares previously issued to investors in the Corporation’s private placement in August 2024 (the “Investors” and the private placement in which the Investors participated, the “August 2024 private placement”), (b) 522,727 issuable upon exercise, if any, of warrants previously issued to the Investors in the August 2024 private placement and (c) 269,231 SV Shares issuable upon exercise of a warrant held by H.C. Wainwright & Co., LLC and (2) the public offering, from time to time, pursuant to Rule 415 under the Act, of up to $750,000,000 in aggregate amount of securities, consisting of the following:

(i) subordinate voting shares, without par value, of the Company (“SV Shares”);

(ii) debt securities of the Company (“Debt Securities”);

(iii) warrants to purchase SV Shares and/or Debt Securities (“Warrants”);

(iv) subscription receipts for SV Shares, Warrants or a combination of SV Shares and Warrants (“Subscription Receipts”);

(v) share purchase contracts to purchase from or sell to the Company specified SV Shares (“Share Purchase Contracts”);

(vi) rights to purchase one of more of the other Securities (as hereinafter defined) (“Rights”); and

(vii) units comprised of one or more of the securities described above in any combination (“Units”).

The SV Shares, Debt Securities, Warrants, Subscription Receipts, Share Purchase Contracts, Rights, and Units, including to the extent one or more of the foregoing are also convertible or exchangeable for one or more other of the foregoing, are referred to collectively herein as the “Securities.”

KATTEN MUCHIN ROSENMAN LLP

CENTURY CITY            CHARLOTTE            CHICAGO            DALLAS            HOUSTON             LOS ANGELES
NEW YORK            ORANGE COUNTY            SHANGHAI            WASHINGTON, DC

A limited liability partnership including professional corporations

LONDON: KATTEN MUCHIN ROSENMAN UK LLP

Digi Power X Inc.

April 9, 2026

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act in respect of the Warrants, the Rights and the Units.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and officers of the Company. We have also relied, to the extent we have determined such reliance to be appropriate, without independent investigation and with the permission of MLT Aikins LLP, on the opinion of MLT Aikins LLP of even date herewith, as Canadian counsel to the Company, which is filed as Exhibit 5.1 to the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including the Registration Statement.

In connection with this opinion, we have assumed at all applicable times the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We have assumed that the Company is, and at all times will be, duly organized and in good standing under the laws of British Columbia and has or will have the corporate power and authority to enter into and to perform its obligations under and, in respect of, the Debt Securities, the Subscription Receipts, the Share Purchase Contracts, the Rights, the Warrants and the Units, and under and in respect of all agreements and instruments under which any such Securities shall be offered or issued, and with respect to documents executed or to be executed by parties other than the Company (“Other Parties”), we have assumed that such Other Parties had or will have the power and authority, corporate or other, to enter into and to perform all obligations thereunder and have also assumed the valid existence of such Other Parties, the due authorization by all requisite action, corporate or other, and the execution and delivery by such Other Parties of such documents and the validity and binding effect thereof on such Other Parties.

In addition, we have assumed that: (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will, to the extent applicable, have become effective under the Act, and such effectiveness shall not have been terminated or rescinded; (ii) a prospectus supplement and any required pricing supplement will have been timely filed with the Commission describing the Securities offered thereby; (iii) all Debt Securities, Subscription Receipts, Share Purchase Contracts, Rights, Warrants and Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, the applicable prospectus supplement and any applicable pricing supplement; (iv) a definitive purchase, underwriting or similar agreement with respect to any Warrants, Rights or Units offered will be duly authorized and validly executed and delivered by the Company and the other parties thereto; (v) any Securities issuable upon conversion, exchange, redemption or exercise of any other Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise; (vi) there will be no terms or provisions contained in any agreement pursuant to which any Securities are to be issued that would affect the opinions rendered herein; (vii) any agreements pursuant to which Debt Securities or Subscription Receipts shall be offered or issued will be governed by Canadian law or the laws of a province thereof, and all other agreements pursuant to which any other Securities shall be offered or issued shall be governed by New York law; and (viii) all actions are taken by the Company (A) so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and (B) so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Digi Power X Inc.

April 9, 2026

Our opinions set forth below are subject to (i) the effects of bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers), (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the enforceability of the applicable Securities is considered in a proceeding at law or in equity), (iii) the possible unenforceability of indemnity, exculpation and contribution provisions, (iv) the effect and possible unenforceability of choice of law provisions, (v) the possible unenforceability of provisions purporting to waive rights or defenses where such waiver is against public policy, (vi) the possible unenforceability of provisions purporting to exonerate any party for negligence or malfeasance, or to negate any remedy of any party for fraud, (vii) the possible unenforceability of forum selection clauses, (viii) the possible unenforceability of provisions permitting modification of an agreement only in writing, and (ix) the possible unenforceability of provisions purporting to allow action without regard to mitigation of damages.

Insofar as the opinion in paragraph (2) below relates to the valid issuance of the Rights, (i) our opinion addresses the corporate procedures used in connection with the issuance of the Rights to acquire one or more of the other Securities, and not any particular provision of the Rights or the applicable Rights Agreement (as hereinafter defined), and it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating such rights in their entirety; (ii) our opinion does not address whether a court of competent jurisdiction may require the Company’s board of directors (the “Board”) to redeem, terminate or take any other action with respect to the Rights or the applicable Rights Agreement in the future based on the facts and circumstances then existing; and (iii) we have assumed that members of the Board will have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the applicable Rights Agreement.

Digi Power X Inc.

April 9, 2026

On the basis of the foregoing and the other matters set forth herein, we hereby are of the opinion that:

(1)   Warrants. With respect to any Warrants, to the extent such Warrants and the Warrant Agreement (as hereinafter defined) are governed by New York law, when (a) the Board has taken all necessary corporate action to approve the issuance and terms of such Warrants, the terms, issuance, execution and delivery of any warrant agreements and/or warrant indenture governing the Warrants (collectively, “Warrant Agreements”), and the terms of the offering thereof and related matters, (b) to the extent applicable, the Warrant Agreements have been duly authorized and validly executed and delivered by all of the parties thereto, and (c) such Warrants have been duly executed, attested, issued and delivered by duly authorized officers of the Company in accordance with (i) the provisions of any applicable Warrant Agreement and (ii) any applicable definitive purchase, underwriting or similar agreement approved by the Board and duly executed and delivered by the Company, or upon the conversion, exercise, redemption or exchange of other Securities in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion, exercise, redemption or exchange as approved by the Board, upon payment of the consideration therefor as provided therein, such Warrants and the related Warrant Agreements will constitute valid and binding obligations of the Company.

(2)   Rights. With respect to the Rights to be issued, to the extent such Rights and the Rights Agreement (as hereinafter defined) are governed by New York law, when (a) the Board has taken all necessary corporate action to approve the issuance and terms of such Rights, the terms, issuance, execution and delivery of any rights agreement governing the Rights (collectively, “Rights Agreements”), and the terms of the offering thereof and related matters, (b) to the extent applicable, the Rights Agreements have been duly authorized and validly executed and delivered by all of the parties thereto, and (c) any certificates representing such Rights have been duly executed, attested, issued and delivered by duly authorized officers of the Company in accordance with the provisions of any applicable Rights Agreement, upon payment of the consideration therefor provided therein, the Rights and the related Rights Agreement will constitute valid and binding obligations of the Company.

(3)   Units. With respect to any Units, to the extent such Units are governed by a unit agreement (a “Unit Agreement”) and such Units, the related Unit Agreement (as hereinafter defined) and the Securities underlying such Units are governed by New York law, when (a) the Board has taken all necessary corporate action to approve the issuance and terms of such Units, the terms, issuance, execution and delivery of the Unit Agreement governing such Units, and the terms of the offering thereof and related matters, (b) to the extent applicable, the Unit Agreement has been duly authorized and validly executed and delivered by all of the parties thereto, (c) such Units have been duly executed, attested, issued and delivered by duly authorized officers of the Company in accordance with (i) the provisions of any applicable Unit Agreement and (ii) any applicable definitive purchase, underwriting or similar agreement approved by the Board and duly executed and delivered by the Company, or upon the conversion, exercise, redemption or exchange of other Securities in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion, exercise, redemption or exchange as approved by the Board, and (d) the Securities to be issued as part of such Units have been duly and validly authorized and reserved for issuance, upon payment of the consideration therefor as provided therein, such Units and the related Unit Agreement will constitute valid and binding obligations of the Company.

Digi Power X Inc.

April 9, 2026

Our opinions expressed above are subject to all of the limitations and qualifications contained herein. Our opinions expressed above are limited to the laws of the State of New York, and we do not express any opinion herein concerning any other law. We express no opinion herein concerning any SV Shares, Debt Securities, Subscription Receipts or Share Purchase Contracts, in each case, individually or as part of, or as issuable upon exercise of or otherwise pursuant to, any Warrants, Rights or Units, which we assume will be governed by Canadian law or the laws of a province thereof. In addition, we express no opinion herein concerning any statutes, ordinances, administrative decisions, rules or regulations of any county, town, municipality or special political subdivision (whether created or enabled through legislative action at the federal, state or regional level). This opinion is given as of the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to advise you of changes that may thereafter occur or be brought to our attention.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ KATTEN MUCHIN ROSENMAN LLP

KATTEN MUCHIN ROSENMAN LLP